Filed Pursuant to Rule 433

Registration Statement 333-239720

ORIX Corporation

US$500,000,000 Fixed Rate Senior Debt Securities Due 2027

Issuer:	ORIX Corporation

Expected Security Ratings:*	Moody’s: A3

S&P: A-

Fitch: A-

Issuer Ratings:*	Moody’s: A3 (stable)

S&P: A- (stable)

Fitch: A- (stable)

Format:	SEC Registered

Security Type:	Senior Debt Securities

Ranking:	Direct, unsecured and unsubordinated general obligations of the issuer

Currency:	USD

Size:	US$500,000,000

Coupon:	5.00%, Fixed Rate

Net Proceeds before Expenses:	US$497,355,000

Trade Date:	September 6, 2022

Settlement Date:	September 13, 2022 (T+5)

Maturity:	September 13, 2027

Coupon Payment Dates:	March 13 and September 13 of each year, beginning on March 13, 2023

Day Count Convention:	30/360 (unadjusted)

Pricing Benchmark:	3.125% due August 31, 2027

Benchmark Spot (Price/Yield):	98-18 / 3.441%

Spread to Benchmark:	T5+160bps

Issue Price:	99.821% of the principal amount

Yield:	5.041%

Business Days:	New York, Tokyo

Minimum Denominations:	US$2,000 and integral multiples of US$1,000 in excess thereof

Listing:	None

Billing & Delivering:	Morgan Stanley & Co. LLC

Joint Bookrunners:	Morgan Stanley & Co. LLC

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

BofA Securities, Inc.

Citigroup Global Markets Inc.

Co-Managers**:	Australia and New Zealand Banking Group Limited

BNP Paribas

Crédit Agricole Corporate and Investment Bank

Daiwa Capital Markets America Inc.

Deutsche Bank Securities Inc.

Mizuho Securities USA LLC

Nomura Securities International, Inc.

CUSIP:	686330 AQ4

ISIN:	US686330AQ49

Common Code:	252855165

* Note:	A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the assigning rating agencies.
**	One or more of the underwriters may not be U.S.-registered broker-dealers. All sales of securities in the United States will be made by or through U.S.-registered broker-dealers, which may include affiliates of one or more of the underwriters.

This communication is intended for the sole use of the person to whom it is provided by us. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The issuer has filed a registration statement (including a base prospectus) and a preliminary prospectus supplement (together with the base prospectus, the “prospectus”) with the U.S. Securities and Exchange Commission, or the SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, if you request it by calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, Goldman Sachs & Co. LLC at 1-212-902-1171 (Prospectus Department), J.P. Morgan Securities LLC collect at 1-212-834-4533, BofA Securities, Inc. toll-free at 1-800-294-1322 or Citigroup Global Markets Inc. toll-free at 1-800-831-9146.

No PRIIPs KID - No PRIIPs key information document (KID) has been prepared as not available to retail in EEA or U.K. See “Prohibition of Sales to EEA Retail Investors” and “Prohibition of Sales to U.K. Retail Investors” in the prospectus.

ORIX Corporation

US$500,000,000 Fixed Rate Senior Debt Securities Due 2032

Issuer:	ORIX Corporation

Expected Security Ratings:*	Moody’s: A3

S&P: A-

Fitch: A-

Issuer Ratings:*	Moody’s: A3 (stable)

S&P: A- (stable)

Fitch: A- (stable)

Format:	SEC Registered

Security Type:	Senior Debt Securities

Ranking:	Direct, unsecured and unsubordinated general obligations of the issuer

Currency:	USD

Size:	US$500,000,000

Coupon:	5.20%, Fixed Rate

Net Proceeds before Expenses:	US$496,285,000

Trade Date:	September 6, 2022

Settlement Date:	September 13, 2022 (T+5)

Maturity:	September 13, 2032

Coupon Payment Dates:	March 13 and September 13 of each year, beginning on March 13, 2023

Day Count Convention:	30/360 (unadjusted)

Pricing Benchmark:	2.750% due August 15, 2032

Benchmark Spot (Price/Yield):	95-02 / 3.338%

Spread to Benchmark:	T10+190bps

Issue Price:	99.707% of the principal amount

Yield:	5.238%

Business Days:	New York, Tokyo

Minimum Denominations:	US$2,000 and integral multiples of US$1,000 in excess thereof

Listing:	None

Billing & Delivering:	Morgan Stanley & Co. LLC

Joint Bookrunners:	Morgan Stanley & Co. LLC

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

BofA Securities, Inc.

Citigroup Global Markets Inc.

Co-Managers**:	Australia and New Zealand Banking Group Limited

BNP Paribas

Crédit Agricole Corporate and Investment Bank

Daiwa Capital Markets America Inc.

Deutsche Bank Securities Inc.

Mizuho Securities USA LLC

Nomura Securities International, Inc.

CUSIP:	686330 AR2

ISIN:	US686330AR22

Common Code:	252855416

* Note:	A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the assigning rating agencies.
**	One or more of the underwriters may not be U.S.-registered broker-dealers. All sales of securities in the United States will be made by or through U.S.-registered broker-dealers, which may include affiliates of one or more of the underwriters.

This communication is intended for the sole use of the person to whom it is provided by us. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The issuer has filed a registration statement (including a base prospectus) and a preliminary prospectus supplement (together with the base prospectus, the “prospectus”) with the U.S. Securities and Exchange Commission, or the SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, if you request it by calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, Goldman Sachs & Co. LLC at 1-212-902-1171 (Prospectus Department), J.P. Morgan Securities LLC collect at 1-212-834-4533, BofA Securities, Inc. toll-free at 1-800-294-1322 or Citigroup Global Markets Inc. toll-free at 1-800-831-9146.

No PRIIPs KID - No PRIIPs key information document (KID) has been prepared as not available to retail in EEA or U.K. See “Prohibition of Sales to EEA Retail Investors” and “Prohibition of Sales to U.K. Retail Investors” in the prospectus.